September 30, 2016

Mr. Peter H. Coors

Dear Pete:

It is with great pleasure that I offer you the position of Chief Customer Relations Officer of Molson Coors Brewing Company (“Molson Coors”), to be based in Denver, Colorado effective upon the closing of the acquisition of MillerCoors LLC by Molson Coors (the “Effective Date”). You will receive annual performance reviews conducted by the independent member of the Nominating Committee on behalf of the of the Molson Coors Board of Directors (the “Board”), and you will continue to be eligible for nomination and election as a member of the Board.

Compensation: Your monthly base compensation for the first twelve months following the Effective Date, will be $62,500, which represents an annualized amount of $750,000. Your monthly base compensation for the second twelve months following the Effective Date will be $54,167, which represents an annualized amount of $650,000. Your monthly base compensation for the third twelve months following the Effective Date will be $45,833 which represents an annualized amount of $550,000.

You will not be eligible to participate in the annual Molson Coors Incentive Plan (“MCIP”) available to other senior executives nor will you be expected to receive annual equity grants under the Amended and Restated Molson Coors Incentive Compensation Plan (“LTIP”) Plan relating to your service as Chief Customer Relations Officer. However, you will remain eligible for equity incentive awards relating to your service on the Board. In addition, for your prior service in 2016 as Chairman, MillerCoors, you will remain eligible to receive a prorated 2016 MCIP award based upon MillerCoors’s actual 2016 performance, as determined by the Compensation and Human Resources Committee of the Board.

Special RSU Grant: Upon the Effective Date and subject to approval by the Board, Molson Coors will award you 12,000 Molson Coors cash-settled restricted stock units (“RSUs”), which will vest in equal installments on each of December 31, 2017, 2018 and 2019. Upon vesting, the RSUs will be settled in cash, net of tax, based on the value of Molson Coors Class B common stock on the date of vesting.

The vesting of the above RSUs will require your continued employment with Molson Coors through the applicable vesting date.

Severance: If Molson Coors involuntarily terminates your employment (other than for “Cause,” as such term is defined in the LTIP), Molson Coors will pay you a lump sum cash payment in an amount equal to the lessor of (i) your then current base salary through twelve (12) months from the date of termination, or (ii), if your termination occurs during the third twelve month period following the Effective Date, your then-current base salary through the conclusion of the third twelve month period. The RSUs granted to you in connection with this letter, would also accelerate and vest on a prorated basis through the end of the severance payment period. No

Molson Coors Brewing Company
1801 California Street Suite 4600 • Denver, Colorado • 80202 • USA
Tel. (303) 927-2416

MOLSON is a registered trademark of Molson Canada 2005, used under license. COORS is a registered trademark of Coors Brewing Company, used under license.

severance will be due if Molson Coors does not renew this letter agreement at its conclusion, and such renewal, if any, will occur at the sole discretion of Molson Coors.

Condition Precedent to Receipt of Payments or Benefits: You will not be eligible to receive any severance payments or benefits referenced above unless (i) you timely execute and return a general release of all claims arising out of your employment with, and termination of employment from, Molson Coors in substantially the form attached hereto as Exhibit A (adjusted as necessary to conform to then existing legal requirements, as determined by Molson Coors) (the “General Release”), and (ii) the revocation period specified in such General Release expires no later than sixty (60) days after the date on which your employment terminates (or prior to the end of such shorter period specified in such General Release) and without you exercising your right of revocation as set forth in the General Release. The payments and benefits under this letter that are conditioned upon such General Release being in effect will be paid on Molson Coors’ next regular U.S. payroll date following the effective date of the General Release or if the number of days for execution of the General Release and any revocation period thereunder spans two calendar years, Molson Coors’ next regular U.S. payroll date following the later of the effective date of the General Release or the first business day of the second calendar year.

Benefits: You will be eligible to participate in the Molson Coors benefit plan, the details of which will be shared with you shortly. The benefit plan includes comprehensive coverage including medical, dental, short and long term disability protection, life insurance and accident insurance effective on your date of hire. You will also be eligible to participate in the 401(k) plan immediately upon your date of hire.

Vacation: You will be eligible to receive 200 hours of paid vacation per calendar year, which will be prorated for 2016.

Transportation Benefit: Molson Coors is currently offering a free RTD EcoPass for your public transportation needs and pre-tax parking funds to help off-set some of the costs you may incur. Your position entitles you to $100 of pre-tax parking funds per month.

Executive Financial Planning: You are eligible to receive a $10,000 per year stipend to cover financial and tax planning. This amount is paid to you in equal monthly installments.

Executive Life Insurance: You will be provided with life insurance in an amount equal to six times your base pay. This is in addition to the life insurance in an amount equal to two times your base pay that you may elect under our annual enrollment as part of our employee benefits program.

Confidential Information; Confidentiality and Noncompete Agreement: You shall hold in a fiduciary capacity for the benefit of Molson Coors all material proprietary information, knowledge or data relating to Molson Coors or any of its affiliated companies, and their respective businesses, which was obtained by you during your employment by Molson Coors or any of its affiliated companies and which is not or does not become public knowledge (other than by acts by you or your representatives in violation of this letter). After termination of your employment with Molson Coors, you shall not, without the prior written consent of Molson

Coors or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Molson Coors and those designated by it. To the extent there is any conflict between the provisions of this paragraph and the Confidentiality and Noncompete Agreement (as described below), the provisions of the Confidentiality and Noncompete Agreement will control.

You shall enter into the Confidentiality and Noncompete Agreement with the Company, substantially in the form attached hereto as Exhibit B.

Entire Understanding/Termination of Employment Agreement: Molson Coors and you acknowledge that except as otherwise specified herein this letter constitutes the entire understanding between Molson Coors and you with respect to your continued employment upon and after the Effective Date, and supersedes and replaces any other prior agreement or other understanding, specifically the Employment Agreement, as amended, dated January 1, 2009, between Molson Coors and you.

Governing Law and Arbitration: This letter shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws. Any dispute or controversy arising under or in connection with this letter, except any action seeking injunctive relief to enforce the Confidentiality and Noncompete Agreement, shall be settled exclusively by arbitration in Denver, Colorado in accordance with the rules for the resolution of employment disputes of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. The arbitrator shall have the discretion to award costs (including the arbitrator’s fee and fees and disbursements of counsel) to the prevailing party as part of his award.

Section 409A Compliance: This letter is intended to comply with, or otherwise be exempt from, Code Section 409A. Molson Coors shall undertake to administer, interpret, and construe this letter in a manner that does not result in the imposition to you of additional taxes or interest under Code Section 409A.

The preceding provision, however, shall not be construed as a guarantee by Molson Coors of any particular tax effect to you under this letter. Molson Coors shall not be liable to you for any payment made under this letter that is determined to result in an additional tax, penalty, or interest under Code Section 409A, nor for reporting in good faith any payment made under this letter as an amount includible in gross income under Code Section 409A. Nothing herein shall require Molson Coors to provide you with any gross-up for any tax, interest or penalty incurred by you under Section 409A.

Any payment required to be made under this letter by the later of Molson Coors’ next regular U.S. payroll date or the first business day of the second calendar year following the termination of your employment, shall be deemed timely made if it is made within the time period permitted under Treasury Regulation Section 1.409A-3(d).

With respect to any reimbursement of your expenses (including taxes) or the provision of in-kind benefits, as specified under this letter, such reimbursement of expenses and provision of in-kind benefits shall be subject to the following conditions: (A) the expenses eligible for reimbursement, or in-kind benefits to be provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (B) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

If a payment obligation under this letter arises on account of your separation from service while you are a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation and Human Resources Committee of Molson Coors), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall be accumulated without interest and shall be paid within fifteen (15) days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of your estate following your death.

Each payment made under this letter shall be treated as a separate and distinct payment and the full right to a series of installment payments under this letter shall be treated as a right to a series of separate and distinct payments.

We hope for a mutually rewarding relationship. You should know, however, that your employment is “at will”. That means you may terminate your employment at any time, with or without cause or notice, and we reserve the same right. This “at will” relationship may not be modified except in writing signed by the CEO of Molson Coors Brewing Company. Finally, Molson Coors Brewing Company reserves the right to modify its policies and the accompanying terms of your employment as it deems appropriate.

We look forward to you assuming your new role at Molson Coors Brewing Company.

Sincerely,

/s/ Mark Hunter
Mark Hunter
President and Chief Executive Officer

cc: Sam Walker

Please acknowledge your acceptance of this letter by signing below and returning this letter along with the completed new hire forms (sent to your e-mail as file attachments).

Offer Accepted:         /s/ Peter H. Coors
Peter H. Coors

Date: September 30, 2016

EXHIBIT A
FORM OF RELEASE
GENERAL RELEASE
        1.     For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), knowingly and voluntarily releases and forever discharges Molson Coors Brewing Company, its affiliates, subsidiaries, divisions, successors and assigns and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this General Release as “Company”) from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Company, Executive has, has ever had or may have as of the date of execution of this General Release, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act of 1990;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; or

•	Any public policy, contract, tort, or common law.
        Notwithstanding anything herein to the contrary, this General Release shall not apply to: (i) Executive’s rights of indemnification and directors and officers liability insurance coverage to which he was entitled immediately prior to [DATE] with regard to his service as an officer of Company; (ii) Executive's rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by Company or under COBRA; (iii) Executive's rights under the provisions of the Company’s Executive Continuity and Protection Program which are intended to survive termination of employment; or (iv) Executive's rights as a stockholder. Excluded from this General Release are any claims which cannot be waived by law.
        [For Current/Former California Residents Only:] This General Release is intended to constitute a release of all of the claims referenced herein, known or unknown, suspected or unsuspected. Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code which provides: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."
        2.     Executive acknowledges and recites that:
        (a)   Executive has executed this General Release knowingly and voluntarily;

        (b)   Executive has read and understands this General Release in its entirety, including the waiver of rights under the Age Discrimination in Employment Act;
        (c)   Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;
        (d)   Executive has sought such counsel, or freely and voluntarily waives the right to consult with counsel, and Executive has had an opportunity, if he so desires, to discuss with counsel the terms of this General Release and their meaning;
        (e)   Executive enters into this General Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration; and
        (f)    Executive has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.
        3.     This General Release shall be governed by the internal laws (and not the choice of law principles) of the State of Colorado, except for the application of pre-emptive federal law.
        4.     Executive shall have 7 days from the date hereof to revoke this General Release by providing written notice of the revocation to Company's General Counsel, in which event this General Release shall be unenforceable and null and void.

Date:	Peter H. Coors

EXHIBIT B
FORM OF CONFIDENTIALITY AND NONCOMPETITION AGREEMENT
CONFIDENTIALITY AND NONCOMPETE AGREEMENT
        This Confidentiality and Noncompete Agreement (this “Agreement”), dated effective as of October 3, 2016 is between Molson Coors Brewing Company (the “Company”) and Peter H. Coors (the “Employee”) (collectively the “Parties”).
        Employee desires to continue to be employed by MCBC as an officer of the Company and/or one of its subsidiaries (collectively “MCBC”). In this role, Employee will be a manager and executive for MCBC, will have access to Confidential Information, or both.
        Pursuant to the Offer Letter between the Company and Employee, of even date herewith entry into this Agreement is a condition of continued employment.
        NOW THEREFORE, in consideration of Employee’s employment or continued employment with MCBC the Parties agree as follows:
        1.     Covenants Not to Compete or Interfere.
        a.     During the term of Employee's employment and for a period of 12 months thereafter in any jurisdiction in the world in which that MCBC then sells beer (the “Restricted Territory”), and regardless of the reason for Employee's termination, Employee shall not, within the Restricted Territory, directly or indirectly own, manage, operate, control, be employed by, serve as a consultant to or otherwise participate in any business that has services or products competitive with those of MCBC, or develop products or services competitive with those of MCBC.
        b.     Employee acknowledges that MCBC conduct business on a global basis and has customers throughout the Restricted Territory and that the geographic restriction on competition is therefore fair and reasonable.
        c.     During the term of Employee's employment with MCBC and for a period of 12 months thereafter, and regardless of the reason for Employee's termination, Employee shall not, with respect to any individual who is or at any time during the preceding three months was an executive or management employee of MCBC, engage in any of the following: (i) directly or indirectly cause or attempt to cause any such individual who is then employed by MCBC to leave the employ of MCBC, or (ii) directly or indirectly actively recruit or cause to be actively recruited any such individual to work for any organization of, or in which Employee is an officer, director, employee, consultant, independent contractor or owner of an equity interest; or (iii) directly or indirectly cause to be hired any such individual to work for any organization of, or in which Employee is an officer, director, employee, consultant, independent contractor or owner of an equity interest.
        d.     During the term of Employee's employment with MCBC and for a period of 12 months thereafter, and regardless of the reason for Employee's termination, Employee shall not solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of MCBC in the Restricted Territory which were contacted, solicited or served by Employee while employed by MCBC.
        e.     Employee acknowledges this is a contract for the protection of trade secrets and/or that Employee will be considered executive and management personnel under the following sections of Colorado Revised Statute § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:
        (b)   Any contract for the protection of trade secrets;
        (d)   Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.
        2.     Confidential Information.
        a.     For purposes of this Agreement, “Confidential Information” includes any and all information and trade secrets, whether written or otherwise, relating to MCBC’s business, property, products, services, operations, sales, prospects, research, customers, business relationships, business plans and finances.
        b.     Employee acknowledges that while employed at MCBC, Employee will have access to Confidential Information. Employee further acknowledges that the Confidential Information is of great value to MCBC and that its improper disclosure will cause MCBC to suffer damages, including loss of profits.
        c.     Except in connection with and in furtherance of Employee’s official duties with and on behalf of MCBC, Employee shall not at any time or in any manner use, copy, disclose, divulge, transmit, convey, transfer or otherwise communicate any Confidential Information to any person or entity, either directly or indirectly, without the Company's prior written consent.
        d.     Employee agrees, upon employment with MCBC, not to disclose to MCBC any confidential information or trade secrets of former employers or other entities Employee has been associated with.
        3.     Injunctive Relief; Damages.    Employee acknowledges that any breach of this Agreement will cause irreparable injury to MCBC and that money damages alone would be inadequate to compensate it. Upon a breach or threatened breach by Employee of any of this Agreement, the Company shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction or other relief restraining Employee from such breach without posting a bond. Nothing herein shall be construed as prohibiting MCBC from pursuing any other remedies for such breach or threatened breach, including recovery of damages from Employee.
        4.     Severability.    It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible. Accordingly, if any provision of this Agreement shall prove to be invalid or unenforceable, the remainder of this Agreement shall not be affected, and in lieu, a provision as similar in terms as possible shall be added.
        5.     Entire Agreement; Governing Law.    Except as contemplated by the Offer Letter, this Agreement embodies the entire agreement between the Parties concerning the subject matters hereof and replaces and supersedes any prior or contemporaneous representations or agreements. This Agreement and all related obligations shall be governed by the laws of the State of Colorado.
        6.     Representation by Counsel.    Employee acknowledges that he has had an opportunity to consult with independent counsel prior to executing this Agreement.
        7.     Survival.    Employee's obligations under this Agreement shall survive the termination of Employee's employment and shall thereafter be enforceable whether or not such termination is later claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed to Employee.

        8.     Amendments; Waiver.    This Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the Parties.
        IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

COMPANY:
Molson Coors Brewing Company, for itself and its subsidiaries
By:
Its:

EMPLOYEE:
Peter H. Coors